FedFirst Financial Corporation 8-K
Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
 Contact:  Patrick G. O’Brien
 Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces Third Quarter and Year to Date 2011 Results

MONESSEN, PA— October 31, 2011 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank, today announced net income of $290,000 for the three months ended September 30, 2011 compared to net income of $295,000 for the three months ended September 30, 2010. Basic and diluted earnings per share were $0.10 for the three months ended September 30, 2011 and 2010. The Company reported net income of $804,000 for the nine months ended September 30, 2011 compared to $964,000 for the nine months ended September 30, 2010. Basic and diluted earnings per share were $0.28 for the nine months ended September 30, 2011 compared to $0.33 for the nine months ended September 30, 2010.

Patrick G. O'Brien, President and CEO, stated, “We are encouraged to see continued improvement in our net interest margin which has increased to 3.41% compared to 3.24% quarter to quarter and to 3.33% compared to 3.11% year to year.  We also have seen both loan and deposit growth for the year, consistent with our plan to focus on driving core banking business within our market.”

Third Quarter Results

Net interest income for the three months ended September 30, 2011 increased $144,000, or 5.6%, to $2.7 million compared to $2.6 million for the three months ended September 30, 2010. Net interest margin was 3.41% for the three months ended September 30, 2011 compared to 3.24% for the three months ended September 30, 2010. The improvement in net interest margin is primarily attributable to a funding shift on the Company’s balance sheet whereby a reduction in borrowings resulted in a $303,000 decrease in borrowings expense and, despite an increase in overall deposits, interest rate reductions on deposits resulted in a $115,000 decrease in deposits expense that together more than offset the decline in interest income from securities and loans.

The provision for loan losses was $325,000 for the three months ended September 30, 2011 compared to $200,000 for the three months ended September 30, 2010. In the current period, the primary driver of the provision was loan growth as well as adjustments to the qualitative factors used in determining the necessary allowance for loan losses. Net charge-offs were $200,000 for the three months ended September 30, 2011 compared to $230,000 for the three months ended September 30, 2010. Total nonperforming loans at September 30, 2011 were $2.5 million compared to $1.2 million at December 31, 2010 and increased primarily due to one residential purchased loan relationship comprised of six loans totaling $1.3 million. Nonperforming loans at September 30, 2011 were comprised of 10 residential mortgage loans totaling $1.8 million, three commercial real estate loans totaling $568,000, and two home equity loans totaling $156,000. At September 30, 2011, nonperforming loans to totals loans was 0.97%, nonperforming assets to total assets was 0.84%, allowance for loan losses to total loans was 1.22% and allowance for loan losses to nonperforming loans was 125.61%.

Noninterest income increased $55,000, or 8.2%, to $727,000 for the three months ended September 30, 2011 compared to $672,000 for the three months ended September 30, 2010. Fees and service charges increased $41,000 primarily due to a prepayment penalty received on a commercial real estate loan in the current period. In addition, in the prior period, there was a loss on the sale of real estate owned properties of $34,000.

Noninterest expense increased $106,000, or 4.1%, to $2.7 million for the three months ended September 30, 2011 compared to $2.6 million for the three months ended September 30, 2010. Compensation expense increased $96,000 primarily due to the Company’s supplemental executive retirement plan, which was impacted by lower interest rates, partially offset by a decrease in stock-based compensation expense due to the final vesting of 2006 restricted stock awards and options. In addition, data processing increased $19,000 primarily due to the utilization of additional services from the Company’s core banking service provider.  Occupancy expense increased $17,000 primarily due to costs associated with the acquisition of an office building for the Company’s insurance subsidiary, Exchange Underwriters, Inc.  This was partially offset by a $47,000 decrease in insurance premiums due to the Federal Deposit Insurance Corporation’s revised assessment methodology implemented in the current year.

Year-to-Date Results

Net interest income for the nine months ended September 30, 2011 increased $455,000 to $8.0 million compared to $7.5 million for the nine months ended September 30, 2010. Net interest margin was 3.33% for the nine months ended September 30, 2011 compared to 3.11% for the nine months ended September 30, 2010. The improvement in net interest margin is primarily attributable to a funding shift on the Company’s balance sheet whereby a reduction in borrowings resulted in a $1.0 million decrease in borrowings expense and, despite an increase in overall deposits, interest rate reductions on deposits resulted in a $455,000 decrease in deposits expense that together more than offset the decline in interest income from securities and loans.

The provision for loan losses was $775,000 for the nine months ended September 30, 2011 compared to $600,000 for the nine months ended September 30, 2010. In the current period, the primary driver of the provision was loan growth as well as adjustments to the qualitative factors used in determining the necessary allowance for loan losses. Net charge-offs were $480,000 for the nine months ended September 30, 2011 compared to $437,000 for the nine months ended September 30, 2010.

Noninterest income decreased $63,000, or 2.6%, to $2.3 million for the nine months ended September 30, 2011 compared to $2.4 million for the nine months ended September 30, 2010. Insurance commission decreased $125,000 primarily due to a decrease in contingency fee income on insurance policies. This was partially offset by a $41,000 increase in fees and service charges primarily due to a prepayment penalty received on a commercial real estate loan in the current period.

Noninterest expense increased $528,000, or 6.9%, to $8.2 million for the nine months ended September 30, 2011 compared to $7.7 million for the nine months ended September 30, 2010. The increase was primarily due to an increase of $363,000 in compensation expense related to the Company’s supplemental executive retirement plan, which was impacted by lower interest rates. In addition, professional services increased $96,000 primarily due to costs associated with a branch facilities assessment, the annual meeting of stockholders, and the implementation of XBRL reporting requirements and real estate owned expenses increased $49,000 as a result of additional declines in property values. This was partially offset by a $74,000 decrease in insurance premiums due to the Federal Deposit Insurance Corporation’s revised assessment methodology implemented in the current year.

Balance Sheet Review

Total assets decreased $745,000 to $342.3 million at September 30, 2011 compared to $343.1 million at December 31, 2010. Securities available-for-sale decreased $19.3 million due to calls, paydowns, and sales partially offset by a $15.7 million increase in loans as a result of growth in the multi-family, home equity and commercial business categories. From a liability perspective, deposits increased $19.7 million, primarily in certificates of deposits and noninterest-bearing accounts, and borrowings decreased $26.3 million due to pay off of maturing advances. In addition, other assets and liabilities increased primarily due to the purchase of $4.8 million in securities that have not settled.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating eight full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

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Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	September 30,	December 31,
	2011	2010
Selected Financial Condition Data:
Total assets	$342,328	$343,073
Cash and cash equivalents	9,690	9,320
Securities available-for-sale	59,405	78,708
Loans receivable, net	245,771	230,055
Deposits	223,311	203,562
Borrowings	50,632	76,893
Stockholders' equity	59,722	58,587

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Selected Operations Data:
Total interest income	$3,904	$4,178	$11,749	$12,775
Total interest expense	1,199	1,617	3,799	5,280
Net interest income	2,705	2,561	7,950	7,495
Provision for loan losses	325	200	775	600
Net interest income after provision for loan losses	2,380	2,361	7,175	6,895
Noninterest income	727	672	2,317	2,380
Noninterest expense	2,689	2,583	8,233	7,705
Income before income tax expense and noncontrolling
interest in net income of consolidated subsidiary	418	450	1,259	1,570
Income tax expense	133	152	432	557
Net income before noncontrolling interest
in net (loss) income of consolidated subsidiary	285	298	827	1,013
Noncontrolling interest in net (loss) income of consolidated subsidiary	(5)	3	23	49
Net income of FedFirst Financial Corporation	$290	$295	$804	$964

Dividends per share	$0.03	$-	$0.09	$-
Earnings per share - basic and diluted	0.10	0.10	0.28	0.33

Weighted average shares outstanding - basic	2,913,838	2,902,104	2,909,377	2,893,437
Weighted average shares outstanding - diluted	2,923,037	2,902,104	2,918,344	2,893,437

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Selected Financial Ratios(1):
Return on average assets	0.34%	0.34%	0.31%	0.37%
Return on average equity	1.89	2.55	1.78	2.90
Average interest-earning assets to average interest-bearing liabilities	123.45	113.42	122.08	112.87
Average equity to average assets	17.85	13.24	17.49	12.63
Interest rate spread	3.06	2.96	2.98	2.83
Net interest margin	3.41	3.24	3.33	3.11

	Period Ended
	September 30,	December 31,
	2011	2010
Allowance for loan losses to total loans	1.22%	1.19%
Allowance for loan losses to nonperforming loans	125.61	231.67
Nonperforming loans to total loans	0.97	0.51
Nonperforming assets to total assets	0.84	0.48
Net charge-offs to average loans	0.20	0.23
Tier 1 (core) capital and tangible equity (2)	13.28	12.95
Tier 1 risk-based capital (2)	23.61	24.19
Total risk-based capital (2)	24.86	25.44
Book value per share	$19.98	$19.58

(1) Three and nine months ended ratios are calculated on an annualized basis.
(2) Represents capital ratios for First Federal Savings Bank.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.